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                                                                Exhibit 10.16


                                 EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT ("Agreement") made as of the 1st day of November 1996 by and between Puro Water Group, Inc., a Delaware corporation (the "Company") and James G. Botti (the "Employee").

    WHEREAS, the Company believes it is in the Company's best interest to employ the Employee as its Chief Financial Officer and Employee desires to be employed by the Company in such capacity; and

    WHEREAS, the Company and Employee desire to set forth the terms and conditions on which Employee shall be employed by and provide his services to the Company;

    NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto do hereby agree as follows:

    1. EMPLOYMENT. The Company hereby employs Employee in its business and the Employee hereby accepts such employment, all upon the terms and conditions hereinafter set forth.

    2. TERM. Unless sooner terminated pursuant to the provisions of this Agreement, the term of employment under this Agreement shall be for a period commencing on November 1, 1996 and ending on the close of business on October 31, 1997 (the "Employment Period").

    3.  COMPENSATION.

    (a) SALARY. Employee shall be entitled to receive an annual salary during the Employment Period of One Hundred Thousand Dollars ($100,000). Such salary shall be payable in accordance with the normal payroll policies of the Company and shall be subject to all



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appropriate withholding taxes.  Employee's salary shall be reviewed by the Board of Directors of the Company at the end of six (6) months following the commencement of the Employment Period.

    (b) STOCK OPTION PLAN. Employee shall be entitled to options covering up to Thirty Five Thousand (35,000) shares of common stock of the Company from the Company's 1996 Stock Option Plan (the "Plan"). Said options shall vest in accordance with the terms of and shall be exercisable at a price per share as set forth in the Plan.

    4. VACATION. Employee shall be entitled to an annual paid vacation of at least two (2 ) calendar weeks during the Employment Period.

    5.  OTHER BENEFITS.  Employee agrees that the compensation set forth in
Section 3 hereof, and the vacation time specified in Section 4 hereof, are the sole and exclusive compensation of the Employee for his duties hereunder; PROVIDED, HOWEVER, that Employee shall receive group medical and dental insurance for himself and his dependents, and all employee benefits, including without limitation, hospital, medical, health and disability insurance, provided at any time by the Company to any of its executive-level employees as well as life insurance. Employee shall also have the right to participate in the Company's 401(k) plan. The benefits offered by the Company are subject to change from time to time as determined in the sole and absolute discretion of the Board of Directors of the Company.

    6. BUSINESS EXPENSES AND REIMBURSEMENTS. Employee shall be entitled to reimbursement by the Company for ordinary and necessary business expenses incurred by Employee in the performance of his duties, including without limitation the use of a Company-


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paid automobile (initially an Infinity G20), which types of expenditures shall be determined and approved by the Company, and further provided that:

         (a) The Board of Directors must unanimously approve any reimbursement of expenses in excess of Two Hundred Fifty Dollars ($250) per month.

         (b) Each such expenditure is of a nature qualifying it as a proper deduction on the Federal and State income tax returns of the Company as a business expense and not as deductible compensation to the Employee; and

         (c) Employee furnishes the Company with adequate records and other documentary evidence required by federal and state statutes and regulations for the substantiation of such expenditures as deductible business expenses of the Company and not as deductible compensation to the Employee.

    Employee agrees that, if at any time, any payment made to the Employee by the Company, whether for salary or as a business expense reimbursement, shall be disallowed in whole or in part as a deductible expense to Company by the appropriate taxing authorities, Employee shall reimburse the Company to the full extent of such disallowance.

    7.  DUTIES.  During the Employment Period:

         (a) Employee shall report directly to the Chief Executive Officer and the President of the Company and shall furnish all manner of services in connection with his position and duties as Chief Financial Officer of the Company.

         (b) Employee shall devote full time, energy and skill to the service of the Company and the promotion of its interests, and shall use his best efforts in the performance of


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his services hereunder.  The parties agree that Employee may not, during the
Employment Period, be engaged in any other business activity whether or not such activity is pursued for gain, profit, or other pecuniary advantage; PROVIDED, HOWEVER, Employee may invest his personal assets in businesses where the form or manner of such investment will not require services on the part of the Employee conflicting with the duties of the Employee under this Agreement in the operation of the affairs of the business in which such investments are made. Employee agrees to abide by all Bylaws, rules and regulations established from time to time by the Company, its shareholders and/or its Board of Directors.

    8. DEATH OR INCAPACITY. In the event of the death or incapacity ("incapacity" being defined as the involuntary failure of Employee to devote full time to the service of the Company for a period of Thirty (30) consecutive days), during the Employment Period, or longer period as determined in the sole discretion of the Board of Directors, the Employee's employment hereunder shall terminate immediately upon such death or determination of incapacity. The Company shall pay to the Employee or Employee's estate all amounts owed to the Employee hereunder which have accrued until the date of death or determination of incapacity, including without limitation, the salary and vested stock options due under Section 3, and shall continue to pay to Employee or Employee's estate the amount of salary payable to Employee pursuant to Section 3 hereof immediately prior to the date of such death or determination of incapacity for a period of three months subsequent to the date of death or determination of incapacity. Such amounts shall be payable at such times and in the manner set forth in Section 3 herein.


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    9.  TERMINATION BY COMPANY.  The Employee may be terminated by the Company only for cause, "cause" being defined as adjudicated criminal misconduct, gross negligence, malfeasance or misfeasance or breach of this Agreement by Employee. In the event Employee is terminated for cause, the Company shall be obligated to pay to Employee the salary and vested stock options accrued through the date of termination. In the event the Company terminates Employee without cause, in addition to any other rights and remedies the Employee may have, the Company shall continue to pay the Employee the salary specified under Section 3, in the same manner and at the same times required under such section, until the first to occur of (a) the expiration of the Employment Period, or (b) alternate employment arrangements are secured by Employee using his best efforts to secure same.

    10. CONFIDENTIALITY. In the course of his employment, the Company may disclose or make known to the Employee, and the Employee may be given access to or may become acquainted with, certain information, trade secrets, customers, policies, and other information and know-how, all relating to or useful in the Company's business (collectively "Information"), and which the Company considers proprietary and desires to maintain confidential regardless of whether a patent or copyright may be obtained for the Information.

    During the Employment Period and at all times thereafter, the Employee shall not in any manner, either directly or indirectly, divulge, disclose or communicate to any person or firm, except to or for the Company's benefit as directed by the Company any of the Information which he may have acquired in the course of or as an incident to his employment by the Company, the parties agreeing that such Information affects the successful and effective conduct of the


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Company's business and its goodwill, and that any breach of the terms of this
Section is a material breach of this Agreement.

    11. RESTRICTIVE COVENANTS. The Employee acknowledges that the Information is unique in character and is of particular significance to the Company and that the Company is in a competitive business. Therefore, during the Employment Period and for a period of One (1) year thereafter, Employee shall not directly or indirectly, as owner, partner, joint venturer, lender, employee, broker, agent, corporate officer, principal, licensor, member, shareholder or in any other capacity whatsoever, engage in or make preparation to engage or become interested in or have any connection with any business competitive with the business of the Company, or any of its subsidiaries, affiliates or successors, if any as are conducted during said period (hereinafter a "Competitive Business") which is located within Fifty (50) miles of any person or entity with which the Company has done business within the previous Three (3) year period, nor shall the Employee solicit any other employee of the Company for the purpose of hiring or engaging such other employee in connection with any business of which Employee is an owner, partner, joint venturer, vender, employee, broker, agent, officer, principal, licensor or shareholder. If, in any legal proceedings, a court or arbitration board shall refuse to enforce the covenants included in this Section, then such unenforceable covenants shall be amended by such court or arbitration board to relate to such lesser period or geographical area as shall be enforceable. Employee hereby acknowledges that the restrictions on his activity as contained in this Agreement are required for the reasonable protection of the Company and its subsidiaries, affiliates and successors, if any. Employee hereby agrees that in the event of the violation by him of any of the


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provisions of this Agreement, the Company and its subsidiaries, affiliates and successors, if any, will be entitled if any so elects, to institute and prosecute proceedings at law or in equity to obtain damages with respect to such violation or to enforce the specific performance of this Agreement by Employee or to enjoin Employee from engaging in any activity in violation hereof. In the event Company or its subsidiaries, affiliates or successors, if any, is determined to be the prevailing party in any legal action or other proceeding for the enforcement of this Section 11, the time for calculating the term of the covenants in this Section 11 shall not include the period of time commencing with the filing of legal action or other proceeding to enforce the terms hereof through the date of final judgment or final resolution, including all appeals, if any, of such legal action or other proceeding.

    12.  INTENTIONALLY OMITTED.

    13. AMENDMENTS. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Agreement.

    14. BINDING EFFECT. All of the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs, successors and permitted assigns.


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    15.  SEVERABILITY.  If any part of this Agreement or any other Agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible.

    16. WAIVERS. The failure or delay of the Company at any time to require performance by the Employee of any provision of this Agreement, even if known, shall not affect the right of the Company to require performance of that provision or to exercise any right, power or remedy hereunder, and any waiver by the Company of any breach of any provision of this Agreement should not be construed as a waiver or any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on the Employee in any case shall, of itself, entitle such party to any other or future notice or demand in similar or other circumstances.

    17. NOTICES. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including facsimile) and shall be (as elected by the person giving such notice) by hand delivery by messenger or courier service, facsimile, or United States Postal Service (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

If to Company:     Puro Water Group, Inc.
                   56-45 58th Street
                   Maspeth, New York 11378
                   Attention: Mr. Jack C. West, President



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If to Employee:    Mr. James G. Botti
                   9019 Wall Street
                   North Bergen, New Jersey 07047

In each case with
a copy to:         Lev, Berlin & Dale, P.C.
                   535 Connecticut Avenue
                   Norwalk, Connecticut 06854
                   Attention:     Duane L. Berlin, Esq.

Each such notice, request, consent and other communication shall be deemed delivered (a) on the date delivered if by personal delivery, (b) on the date of telecopy transmission if confirmed by telephone, and (c) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

    18. GOVERNING LAW. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York without regard to principles of conflicts of laws.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                  PURO WATER GROUP, INC.


                                  By: /s/ Jack C. West
                                     -------------------------------------
                                     Jack C. West
                                     Its President
                                     Hereunto Duly Authorized



                                  /s/ James G. Botti
                                  ----------------------------------------
                                  James G. Botti



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